                                                                                                                   EXHIBIT 12
                                                                                                                   PAGE 1 OF 2


                                                     THE UNITED ILLUMINATING COMPANY

                                            COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                               (IN THOUSANDS)
                                                                                                                     TWELVE
                                                                                                                     MONTHS
                                                                                                                      ENDED
                                                                  YEAR ENDED DECEMBER 31,                           JUNE 30,
                                          -------------------------------------------------------------------------
                                             1994           1995          1996           1997           1998          1999
                                             ----           ----          ----           ----           ----          ----
EARNINGS
   Net income                                 $46,795       $50,393        $39,096       $45,791        $47,043        $51,619
   Federal income taxes                        34,551        41,951         35,252        30,186         31,342         45,642
   State income taxes                           6,216        12,976          8,506         8,651          9,001         11,173
   Fixed charges                               88,093        83,994         80,097        78,016         75,187         64,069
                                          ------------   -----------   ------------   -----------    -----------   ------------

   Earnings available for fixed charges      $175,655      $189,314       $162,951      $162,644       $162,573       $172,503
                                          ============   ===========   ============   ===========    ===========   ============


FIXED CHARGES
   Interest on long-term debt                 $73,772       $63,431        $66,305       $63,063        $60,214        $46,117
   Other interest                              10,301        16,723          9,534        10,881         10,931         14,254
   One third of rental charges                  4,020         3,840          4,258         4,072          4,042          3,698
                                          ------------   -----------   ------------   -----------    -----------   ------------

                                              $88,093       $83,994        $80,097       $78,016        $75,187        $64,069
                                          ============   ===========   ============   ===========    ===========   ============

RATIO OF EARNINGS TO FIXED
 CHARGES                                         1.99          2.25           2.03          2.08           2.16           2.69
                                          ============   ===========   ============   ===========    ===========   ============


                                                                                                                  EXHIBIT 12
                                                                                                                  PAGE 2 OF 2

                                         THE UNITED ILLUMINATING COMPANY

                        COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                                  AND PREFERRED STOCK DIVIDEND REQUIREMENTS
                                               (IN THOUSANDS)
                                                                                                                    TWELVE
                                                                                                                    MONTHS
                                                                                                                    ENDED
                                                                    YEAR ENDED DECEMBER 31,                        JUNE 30,
                                              --------------------------------------------------------------------
                                                 1994         1995          1996         1997          1998          1999
                                                 ----         ----          ----         ----          ----          ----
EARNINGS
   Net income                                    $46,795      $50,393       $39,096      $45,791       $47,043       $51,619
   Federal income taxes                           34,551       41,951        35,252       30,186        31,342        45,642
   State income taxes                              6,216       12,976         8,506        8,651         9,001        11,173
   Fixed charges                                  88,093       83,994        80,097       78,016        75,187        64,069
                                              -----------   ----------   -----------   ----------    ----------   -----------

  Earnings available for combined fixed
   charges and preferred stock
   dividend requirements                        $175,655     $189,314      $162,951     $162,644      $162,573      $172,503
                                              ===========   ==========   ===========   ==========    ==========   ===========


FIXED CHARGES AND PREFERRED
 STOCK DIVIDEND REQUIREMENTS
   Interest on long-term debt                   $ 73,772     $ 63,431      $ 66,305     $ 63,063       $60,214       $46,117
   Other interest                                 10,301       16,723         9,534       10,881        10,931        14,254
   One third of rental charges                     4,020        3,840         4,258        4,072         4,042         3,698
   Preferred stock dividend requirements (1)       6,223        2,778           699          379           381           351
                                              -----------   ----------   -----------   ----------    ----------   -----------
                                                 $94,316      $86,772       $80,796      $78,395       $75,568       $64,420
                                              ===========   ==========   ===========   ==========    ==========   ===========

RATIO OF EARNINGS TO FIXED
 CHARGES AND PREFERRED
 STOCK DIVIDEND REQUIREMENTS                        1.86         2.18          2.02         2.07          2.15          2.68
                                              ===========   ==========   ===========   ==========    ==========   ===========



(1) Preferred Stock Dividends increased to reflect the pre-tax earnings required to cover such dividend requirements.